Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

EQT MIDSTREAM FINANCE CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST:            The name of the corporation is EQT Midstream Finance Corporation.

SECOND:       The address of the registered office of EQT Midstream Finance Corporation (the “Company”) in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD:           The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).

FOURTH:       The total number of shares of all classes of stock which the Company shall have authority to issue is 1,000 shares.  All such shares are to be of common stock, par value $0.01 per share, and are to be of one class.

FIFTH:            The number of directors of the Company shall be as from time to time specified in, or determined in the manner provided in, the bylaws of the Company.  Election of directors need not be by written ballot unless the bylaws of the Company so provide.

SIXTH:           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized to make, adopt, amend, alter and repeal the bylaws of the Company, without any action on the part of the stockholders, except as applicable law or the bylaws of the Company may provide otherwise.

SEVENTH:     No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as amended.  Any amendment, modification or repeal of this Article shall not adversely affect any limitation on the liability of a director existing at the time of such amendment, modification or repeal.

EIGHTH:        The Company expressly elects not to be governed by Section 203 of the DGCL, as the same exists or hereafter may be amended.

NINTH:          The Company reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

TENTH:          The name and mailing address of the incorporator is:

Name	Mailing Address

Jonathan M. Lushko	625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation with the office of the Secretary of State of the State of Delaware.

ELEVENTH:  The name and mailing address of the initial directors of the Company, who shall serve until the first annual meeting of stockholders or until their successors are elected and have qualified, are as follows:

Name	Mailing Address

David L. Porges	625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222

Philip P. Conti	625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222

Randall L. Crawford	625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222

Lewis B. Gardner	625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this 18th day of June, 2013.

/s/ Jonathan M. Lushko
Jonathan M. Lushko
Incorporator